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                     October 19, 2021

       Benjamin Wolff
       Chief Executive Officer
       Sarcos Technology and Robotics Corporation
       360 Wakara Way
       Salt Lake City, Utah 84108

                                                        Re: Sarcos Technology
and Robotics Corporation
                                                            Registration
Statement on Form S-1
                                                            Filed October 15,
2021
                                                            File No. 333-260296

       Dear Mr. Wolff:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Michael Nordtvedt